Exhibit 10.18

Please be advised that certain identified information has been excluded in this Exhibit because it is the type of information that the registrant treats as private or confidential and is (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that has been redacted/omitted is symbolized by “[***]”.

Supply Agreement

This Supply Agreement (the “Agreement”) is made effective on the Effective Date by and between BioStem Technologies, Inc., a Florida corporation (“BioStem”) and Supplier (as listed on this Cover Page). Capitalized terms used but not otherwise defined herein have the meanings set forth in this Cover Page, Section 17 of Exhibit A and the other Exhibits. Each party may be referred to herein individually as a “Party” and collectively as the “Parties.”

The following exhibits are attached hereto:

☒	Exhibit A: Terms and Conditions
☒	Exhibit B: Quality Agreement
☒	Exhibit C: Product List and Transfer Pricing Fees
☒	Exhibit D: Fulfillment Services and Fees

“Supplier”	BIOTISSUE HOLDINGS INC., a Florida corporation
“Effective Date”	Date of last signature.
“Initial Term”	Three (3) years beginning on the Effective Date.
“Product(s)”	As set out in the Product List (as defined below) attached hereto as Exhibit B.

In consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned Parties agree to be bound by all applicable terms of this Agreement, including this Cover Page and all exhibits attached hereto which are incorporated by reference as if set forth in full herein. Each Party represents and warrants that the signatory below is a duly authorized representative of such Party.

BioStem:		Supplier:

BIOSTEM TECHNOLOGIES, INC.		BIOTISSUE HOLDINGS INC.

By:	/s/ Jason Matuszewski	By:
Name:	Jason Matuszewski	Name:
Title:	Chief Executive Officer	Title:
Date:	1/21/2026	Date:

Execution Version

Supply Agreement

This Supply Agreement (the “Agreement”) is made effective on the Effective Date by and between BioStem Technologies, Inc., a Florida corporation (“BioStem”) and Supplier (as listed on this Cover Page). Capitalized terms used but not otherwise defined herein have the meanings set forth in this Cover Page, Section 17 of Exhibit A and the other Exhibits. Each party may be referred to herein individually as a “Party” and collectively as the “Parties

The following exhibits are attached hereto:

☒	Exhibit A Terms and Conditions
☒	Exhibit B Quality Agreement
☒	Exhibit C: Product List and Transfer Pricing Fees
☒	Exhibit D Fulfillment Services and Fees

“Supplier”	BIOTISSUE HOLDINGS INC., a Florida corporation
“Effective Date”	Date of last signature.
“Initial Term”	Three (3) years beginning on the Effective Date.
“Product(s)”	As set out in the Product List (as defined below) attached hereto as Exhibit C

In consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned Parties agree to be bound by all applicable terms of this Agreement, including this Cover Page and all exhibits attached hereto which are incorporated by reference as if set forth in full herein. Each Party represents and warrants that the signatory below is a duly authorized representative of such Party.

BioStem:	Supplier:

BIOSTEM TECHNOLOGIES, INC.	BIOTISSUE HOLDINGS INC.

By:	By:	/s/ Timothy E. Davis, Jr.
Name:	Name:	Timothy E. Davis, Jr.
Title:	Title:	President and Chief Executive Officer
Date:	Date :	1/21/2026

EXHIBIT A

Terms And Conditions

1.	Manufacturing.

1.1 Supply. Subject to the terms and conditions of this Agreement, Supplier will Manufacture and supply BioStem with the quantity of Products identified in Purchase Orders submitted by BioStem (or its subsidiaries as designated by BioStem in writing from time to time (collectively, the “Designees”)) to Supplier from time to time, as set out collectively in Exhibit C attached (“Product List”). During the Term (as defined below, and excluding any Transition Assistance Periods (as defined below) that may continue following the effective date of termination of this Agreement) of this Agreement, Supplier shall be the exclusive manufacturer for and on behalf of BioStem of the Products set forth on Exhibit C except as otherwise set forth in this Agreement or the APA.

1.2 Facilities and Materials. Subject to the payment of Fees by BioStem for its purchase of Product, Supplier will provide, at Supplier’s own cost and expense, all Facilities, equipment, machinery, materials, and labor necessary for the Manufacture and supply of the Products to the Specifications. Except as expressly provided otherwise herein, Supplier will be solely responsible for all financial elements of the Manufacture of the Products (including the procurement of components for the Products).

1.2.1 Facilities. The Products will only be Manufactured at the applicable Facilities. Any Fulfillment Services to be provided to BioStem, or any of its Designees, will only be performed at the applicable Facilities, unless the applicable Statement of Work expressly provides for another performance site and BioStem is notified in writing of the alternate performance site. Supplier will be solely responsible and liable for obtaining and maintaining (and will cause to be obtained and maintained) in good standing any and all required Facility/Supplier Authorizations throughout the duration of this Agreement and any Transition Assistance Period, including accreditation with the American Association of Tissue Banks (AATB). Supplier will immediately inform BioStem by telephone (and followed in writing) of any seizure, injunction, suspension, withdrawal, termination, Recall, expiration, restriction, probation, import alert, FDA inspection, or other adverse Action related to any of the Facility/Supplier Authorizations affecting the Products hereunder, but in no case later than two (2) business days after Supplier becomes aware of such Action.

1.2.2 Change of Facilities. Should Supplier desire to change any Facility or add any additional Facilities for any Product Manufacturing or Fulfillment Services, Supplier will notify BioStem in writing in advance of any proposed change or addition. Supplier will not change Facilities for the Product to be supplied or Fulfillment Services to be provided hereunder without BioStem’s prior written approval, which approval will not be unreasonably withheld (subject, however, to Supplier’s compliance with all terms of this Section 1.2.2). If permitted by BioStem to change Facilities, Supplier will obtain all required Facility/Supplier Authorizations, and/or amend its existing Facility/Supplier Authorizations (to the extent permitted by applicable Laws), for (a) the new Facility itself; and/or (b) use of such Facility to Manufacture the Products or provide Fulfillment Services, in all cases prior to transferring any Manufacturing activities or Fulfillment Services to any new Facility. Unless and until: (i) the required Facility/Supplier Authorization, amendments, or other filings have been submitted and approved, as described above, and (ii) BioStem has received accurate documentation from Supplier indicating the Facility/Supplier Authorizations or amendments described in clause (i) of this Section 1.2.2 have been duly obtained, Supplier will continue to Manufacture the Products and provide Fulfillment Services solely from the prior, unchanged Facility as otherwise required pursuant to this Agreement. With respect to costs associated with any addition or change of the Facilities, such costs will be the sole responsibility of Supplier, unless otherwise agreed in writing by the Parties.

1.3 Labeling, Packaging, Branding and Marketing. Supplier will supply BioStem with the Products packaged and labeled in accordance with the applicable Specifications (including applicable provisions contained in the Quality Agreement), applicable Laws, and this Section 1.3. As of the Effective Date, Supplier will brand each Product in the manner and in accordance with current guidelines and Specifications followed by Supplier with respect to each Product. As soon as reasonably practicable following the Effective Date, BioStem will provide revisions to the Specifications with respect to the layout of the initial changes to the Product, which changes may include, without limitation, any changes to Product content, marketing, branding and labeling, such as instructions for use, package insert, visual or written marketing materials, and any other written content used as of the Effective Date (“Initial Changes”). Supplier will implement the mutually agreed upon Initial Changes at no additional cost to BioStem. For clarity, any changes that require revalidation (i.e., configurations or packaging) are not part of the Initial Changes and require a Change Order instead. Following the Initial Changes, BioStem may from time-to-time request changes to such packaging or labeling at BioStem’s discretion via a Change Order. Supplier will implement such subsequent changes to the packaging or labeling as set forth in the Change Order. BioStem shall bear all costs incurred by Supplier or Subcontractors (as defined below) in connection with the implementation of such Change Order through a one-time charge, through a mutually agreed increase in the transfer price, or both as mutually agreed by the Parties. Payment for any such one-time charge shall be made by BioStem within thirty (30) days of receipt of an invoice thereof, together with reasonably detailed supporting documentation. Each Party shall cooperate in good faith in connection with working to implement the changes described in this Section 1.3.

1.4	Manufacturing.

1.4.1 Capacity. Supplier will maintain the Facility(ies) in a production capable and ready state throughout the Term (and any Transition Assistance Period, if any).

1.4.2 Inventory and Supply Update. Supplier will maintain an adequate inventory of spare parts and unfinished goods in order to meet the forecasted demand specified for the Firm Window. Supplier shall ensure all such goods, materials and spare sparts are within expiry and the materials necessary to Manufacture and deliver the Products are in accordance with the Quality Agreement and the Firm Window. Supplier will confirm its inventory on hand within forty-eight (48) hours of any written request by BioStem.

1.5	Specifications and Specification Changes.

1.5.1 Specifications. The Specifications are set forth in the Quality Agreement. Excluding the Initial Changes, Specifications shall be modified only pursuant to a Change Order as set forth in Section 1.8 below.

1.5.2 Facility/Supplier Authorization Related Changes. Changes initiated for purposes solely for Supplier to comply with, and/or obtain and/or maintain, the Facility/Supplier Authorizations will solely be the responsibility and liability of Supplier.

1.6	Shortages; Allocation and Fulfillment Priority.

1.6.1 Shortages. In the event that Supplier is aware, or anticipates, that it will be unable to supply, or experiences or reasonably anticipates a shortage of Product such that it may not be able to be Manufacture the Product in accordance with the requirements for the applicable Firm Window and pursuant to a Purchase Order (including any shortage due to the failure of the Product to meet the required Specifications) (“Shortage”), either in whole or in part, for whatever reason, Supplier will promptly inform BioStem in writing of such Shortage (and in such other manner as mutually agreed by the Parties, such as oral notice), but in no event later than one (1) business day after it becomes aware of or anticipates such Shortage (“Shortage Notice”). In such event, the Parties shall meet and confer (in person or virtually), and Supplier shall inform BioStem as to the reason(s) for the Shortage, identify its recovery plan to address such Shortage, and, following discussion and collaboration with BioStem, implement Supplier’s recovery plan to address such Shortage as soon as reasonably practicable following the Shortage.

1.6.2 Allocation During Shortages. In the event of any Shortage or supply constraint affecting Supplier’s ability to fill Product orders, Supplier will allocate available resources on a commercially reasonable, non-discriminatory basis, using a first-in, first-out approach based on order receipt time. Under no circumstances will Supplier prioritize the fulfillment of orders for Products for its own customers or products over those of BioStem or BioStem’s customers placed in accordance with this Agreement.

1.7	Material Supply Failure; Step-In and Third-Party CDMO Engagement.

1.7.1 Material Supply Failure. For any Shortage that continues for longer than thirty (30) consecutive days (“Material Supply Failure”), BioStem may provide written notice to Supplier of a Material Supply Failure (“Material Supply Failure Notice”). Upon receiving the Material Supply Failure Notice, Supplier and BioStem shall meet (virtually or in person) and confer to discuss the Material Supply Failure and remedies to address such Material Supply Failure.

1.7.2 Remedies for Material Supply Failure. In addition to Supplier’s obligations under Section 1.6.1 (addressing remedies for Shortage), and without limitation to any of BioStem’s rights or remedies under this Agreement, at law or otherwise, following BioStem’s notice to Supplier of a Material Supply Failure pursuant to a Material Supply Failure Notice, BioStem shall have the right (but not the obligation), at BioStem’s option, to require a Tech Transfer of the affected Product(s) consistent with the terms and Tech Transfer fee of the APA (other than as to the timing, which may occur prior to the timing specified in the APA, and except as otherwise specified in this Section 1.7.2) either to (i) BioStem or (ii) a qualified third-party contract manufacturer specified by BioStem (the “CDMO” as to the third-party contract manufacturer and the “CDMO Transfer” as to the Tech Transfer to the CDMO). To the extent BioStem exercises its rights under this Section 1.7.2, any exclusivity in favor of Supplier under this Agreement shall be suspended as to the affected Product(s). The terms of a Tech Transfer shall be set forth in a separate written agreement entered into between the Parties (and as appropriate, the CDMO), and in the event of a CDMO Transfer, such agreement between the Parties shall provide for Supplier to cover any incremental increase in the Fees for the Products that are charged by the CDMO to supply the Products to BioStem as to such volume of Products included in the then-current Rolling Forecast plus a volume of Purchase Orders not to exceed twenty percent (20%) of such Rolling Forecast for a period of time not longer than twelve (12) months following the first day the CDMO begins supplying the Products. BioStem shall use commercially reasonable efforts to negotiate pricing with the CDMO. For clarity, Supplier shall have no obligation to perform the Tech Transfer more than once as to any specific Product, and if BioStem elects to exercise its Tech Transfer rights in connection with the engagement of a CDMO, then Supplier shall have no obligation or liability to perform a subsequent Tech Transfer to BioStem directly and vice versa. The Parties further agree and acknowledge that as part of any Tech Transfer that involves a CDMO, the Tech Transfer to occur may involve certain rights being transferred to BioStem and certain rights being transferred to the CDMO at BioStem’s direction, with the details of such transfer of right to be specified in the separate written agreement addressing the Tech Transfer, which shall be consistent with the terms and Tech Transfer fee of the APA, except as otherwise specified in this Section 1.7.2.

1.8 Change Order. BioStem may at any time request changes to the Specifications or changes to Product packaging or labeling by notifying Supplier in writing (email to suffice) with a request for a Change Order. Supplier will promptly evaluate each such request (and in no event later than ten (10) business days from the date of receipt of such written request) and provide a Change Order Quote. BioStem shall respond to a Change Order Quote within ten (10) business days of receipt. No Change Order will be implemented without execution of such Change Order by the authorized representatives of both Parties. Supplier may reasonably reject BioStem’s request for a Change Order.

1.9 Statement(s) of Work. During the Term (and any Transition Assistance Period, as defined below, if any), Supplier will perform the services described in any given SOW (unless otherwise agreed in writing by the Parties or in the specified SOW), which will become subject to and made a part of this Agreement when executed by the authorized representatives of both Parties. The services will be performed in accordance with the schedule in the applicable SOW.

2.	Quality Agreement; Forecasting; Purchase Orders.

2.1 General. Unless otherwise agreed to by the Parties in writing, all Purchase Orders and Fulfillment Orders for the Product will be for finished and packaged Products.

2.2 Quality Agreement. Within thirty (30) days after the Effective Date (or such other date as may be mutually agreed upon in writing by the Parties), the Parties shall finalize and execute a mutually acceptable Quality Agreement.

2.3	Purchase Orders.

2.3.1 Delivery of Purchase Order. BioStem will place orders for a Product using a Purchase Order. Supplier will deliver the Products to the Distribution Point pursuant to each and every Purchase Order that is accepted by Supplier pursuant to Section 2.3.2 and Section 2.4.2. Purchase Orders shall contain the information set forth in Section 3.1. BioStem will pay within net thirty (30) days after BioStem’s receipt of each invoice. The Parties may enter into separate and temporary pricing, discount and payment term programs (e.g. discounts for initial stocking, purchase of consignment products, 510(k) launch build, cash on delivery programs, etc.), which must be mutually agreed upon and executed in writing by the Parties. Except to the extent a separate program agreement expressly and specifically states that a conflicting term will govern, the provisions in this Agreement shall control over any conflicting or inconsistent terms and conditions in all other Purchase Orders, Fulfillment Orders or other ordering documents.

2.3.2 Acceptance of Purchase Order. Supplier will acknowledge and provide BioStem with a written acceptance (which may be provided by email) of each Purchase Order within two (2) business days following Supplier’s receipt of each Purchase Order.

2.4	Forecasting.

2.4.1 Rolling Forecast. Beginning on the seventh (7th) month after the Effective Date and by the fifth (5th) business day of each month thereafter, BioStem will provide a Rolling Forecast by Product and deliver in a mutually agreed electronic format identifying such Product, quantity, and delivery month for at least twelve (12) consecutive months.

2.4.2 Effect. Quantities in the Firm Window are binding subject to this Agreement; Flex Window quantities are for planning only. Forecasts do not constitute Purchase Orders. Supplier’s obligations under Purchase Orders arise upon acceptance of Purchase Orders, and acceptance will not be unreasonably withheld for quantities/dates consistent within the Firm Window and Lead Time.

2.4.3 Planning; Inventory. Supplier will use the Rolling Forecast for capacity and materials planning. Procurement of Long-Lead Materials based on Flex Window quantities requires BioStem’s prior written approval unless consistent with reasonable industry practice. Any minimum inventory or safety stock will be maintained at the applicable inventory requirement derived from the Rolling Forecast (i.e., inventory) (including ownership, storage, rotation, and replenishment). Unless otherwise stated in a Purchase Order, title remains with Supplier and transfers only upon Supplier’s tender of such Product to the Distribution Point, and Risk of Loss remains with Supplier and transfers to BioStem only upon delivery of the Product to the carrier under an accepted Fulfillment Order.

2.4.4 Reschedules. Subject to Lead Time, BioStem may reschedule Firm Window quantities within these monthly bands, per delivery location, unless otherwise set forth in the Product List: pull-ins up to ten percent (10%) additional build with at least sixty (60) days’ notice and up to twenty percent (20%) additional build with at least ninety (90) days’ notice. Requests beyond these bands require mutual agreement and may include documented incremental cost adjustments.

2.4.5 Accuracy; Review. The Parties will review Forecast accuracy at least quarterly and discuss and implement feedback in good faith on any operational adjustments, e.g., targets and remedies (limited to operational adjustments and any expressly agreed, documented incremental costs). Supplier will promptly notify BioStem of component end-of-life, obsolescence, expiration, allocation or any last-time-buy of Product, including ownership and disposition.

3.	Shipping and Delivery.

3.1 Delivery for Purchase Orders. Deliveries for Purchase Orders shall be to the Distribution Point. In each Purchase Order, BioStem will specify the requested quantity of the Product by SKU, the requested delivery date and Distribution Point. The Fees for the Products purchased pursuant to a Purchase Order shall be as specified in Exhibit C. Supplier will properly pack and mark the Product in accordance with Section 1.3 and will arrange for the delivery of the Product in accordance with the Specifications.

3.2 Delivery Schedule. Supplier will Manufacture and deliver the Products in accordance with the Specifications and accepted Purchase Order. Time is of the essence with respect to Product delivery. Supplier will provide written notice to BioStem immediately upon becoming aware of any potential or actual delay.

3.3 Readiness Notice; Release for Shipment. For each batch/lot of Product ordered under a Purchase Order or Fulfillment Order (as applicable), Supplier will provide a “Readiness Notice” and certificate of compliance to BioStem when such Product has completed Manufacturing, passed all required testing under the Specifications and the Quality Agreement, and is released by Supplier and delivered to the Distribution Point. Each Readiness Notice will identify such batch/lot’s remaining shelf life, and any other details as the Parties may mutually agree in writing.

3.4	Shipping Terms and Title Transfer.

3.4.1 If the Distribution Point remains at Supplier’s Facility, Supplier will store the Product in accordance with the Specifications and applicable Law and will bear all Risk Of Loss or damage to the Product while in Supplier’s custody, possession, or control at any Supplier Facility.

3.4.2 Shipments from Supplier’s Facilities are shipped FOB (Free on Board) Carrier - Supplier’s Facility (UCC), with Risk Of Loss and title transferring to BioStem only upon Supplier’s tender of the Product to the carrier for the applicable Fulfillment Order. Supplier will provide a commercial invoice and packing list at shipment.

3.4.3 If BioStem or its carrier fails to timely take delivery where the applicable Fulfillment Order calls for pickup at Supplier’s Facility, Supplier may place the Products into storage at a Supplier Facility. Placement into storage because of BioStem’s or its carrier’s failure to timely take delivery will not constitute delivery, however, in such instance, Supplier’s Facility shall be deemed the Distribution Point solely for purposes of title and Risk of Loss considerations (i.e., while Supplier is storing such Product, BioStem shall hold title to the Product with Supplier bearing the Risk of Loss). Supplier may charge mutually agreed in advance in writing reasonable, storage Fees in connection therewith.

3.5 Order Fulfillment; Fulfillment Services. Supplier will fulfill orders on behalf of BioStem pursuant to Fulfillment Orders and ship the Products directly to BioStem’s customers using shipping labels and documentation provided or approved by BioStem pursuant to Section 1.3. Supplier will use commercially reasonable efforts to cause timely and accurate deliveries and will provide tracking information and delivery confirmation for each shipment. Supplier will charge for the Fulfillment Services as set forth in Exhibit D. Fulfillment Services will be invoiced monthly in arears. BioStem will pay within net thirty (30) days after BioStem’s receipt of each invoice.

3.6 Shipping Costs. BioStem will bear all transportation, freight, insurance, and related charges from the FOB point (Supplier’s shipping dock) and will select the carrier. Supplier bears costs up to tender to BioStem’s carrier at its dock.

3.7 Customs and Compliance. When applicable, BioStem will be the importer of record and will be responsible for all customs clearance activities, including payment of duties, Taxes, and other charges and responsible for obtaining and maintaining all necessary registrations, certificates, permits, consents, approvals, and authorization of all Governmental Authorities required for the import or export of Products. Supplier will reasonably cooperate and provide required documentation in connection therewith.

3.8 Late Shipments. Supplier shall process for same-day shipment all Fulfillment Orders submitted by BioStem on or before 6:00 p.m. Eastern Time, with shipment tendered to the carrier on that same day. Fulfillment Orders submitted after 6:00 p.m. Eastern Time shall be processed and shipped no later than the next business day. Products shipped after the applicable shipment date set forth in a Fulfillment Order will be treated as late shipments (“Late Shipments”), and BioStem reserves the right to require Supplier to dispatch Late Shipments, freight prepaid at Supplier’s cost, in the most expeditious manner (including air freight) if BioStem deems it necessary, and Supplier will immediately comply with any such request. Further, no such shipment will waive BioStem’s rights under this Agreement, including BioStem’s right to terminate this Agreement (including any SOW), in whole or in part.

3.9 Accompanying Documentation. With each shipment of the Product, Supplier will provide BioStem with reasonable shipping documentation, including bills of lading, and other documentation identifying the Product pursuant to the applicable Purchase Order, confirming that the Product has been released and indicating conformance of the shipment with the Specifications (including the Quality Agreement), and all applicable Laws. Each shipment will be accompanied by a legible packing slip identifying the following information unless agreed otherwise in a Purchase Order or Fulfillment Order or by the Parties’ mutual agreement in writing: (a) ship date; (b) shipment identification number; (c) Purchase Order number(s); (d) part number(s); (e) part quantities; (f) case numbers; (g) quantities per case, and any other information requested by BioStem. Supplier will transmit by methodology approved by BioStem an advance shipping notification to the distribution Facility in the United States of America at the time of shipment, and such notice will include all information required on the packing slip and such other reasonable shipping documents and information as BioStem may designate from time to time, including a certificate of origin, declaration of hazardous ocean shipment (if applicable), and/or declaration of dangerous goods (for air shipment).

3.10 Insurance Obligation. Supplier will maintain, at its expense and for so long as any Product is stored at any Supplier Facility, property and cargo insurance on such Product against All-Risk physical loss or damage (including, but not limited to, temperature excursion) in an amount not less than the replacement cost of such Product, with BioStem named as loss payee as its interest may appear.

3.11 No Shipments Outside Continental United States of America. Supplier will not ship (or cause to be shipped) any Product outside the continental United States of America unless such shipment is specifically approved as to Product, manner of shipment, route (including destination country and entity to receive Product) and carriers (and/or freight forwarders) by an employee or other representative of BioStem specifically identified by BioStem from time to time as responsible for approval of decisions related to the export of Products. The terms and conditions for Supplier’s direct shipment of any Product outside the continental United States of America will be under such separate terms as approved by BioStem in writing from time to time.

3.12 BioStem Delays. To the extent that Supplier’s failure to meet any delivery date is a direct result of BioStem’s delay in timely providing any direction, information, approvals, authorizations or decisions or BioStem’s material breach of its obligations under this Agreement, Supplier will not be responsible for any such delay and the shipping date shall be extended for the length of such delay (provided that Fees for Fulfillment Services performed on and from such missed delivery date shall continue to accrue regardless of the delayed shipping date).

4.	Inspection, Testing, and Rejection of Product.

4.1 No Deemed Acceptance. Delivery of the Products to the Distribution Point and/or to BioStem’s carrier as defined in the applicable Fulfillment Order will not constitute acceptance by BioStem or waive any rights of inspection or rejection. Notwithstanding any prior inspections, testing, or payments, BioStem or its customer will have seven (7) days from the date of the customer’s receipt of the finished Product as defined in the applicable Fulfillment Order to inspect the Products and BioStem shall notify Supplier of any non-conformity, Defect, damage, shortage or other breach of warranty (the “Inspection Period”). Non-conforming Product will be handled per the return procedures set forth in this Agreement and/or the Quality Agreement, as applicable.

4.2 Latent Defects. Products that have a Latent Defect at the time of delivery to BioStem or a customer will not be subject to the Inspection Period, and upon discovery, BioStem shall promptly notify Supplier and have the remedies described in Section 8.2.

5.	Audits.

5.1 Audit Rights. BioStem shall have the audit rights as set forth in the Quality Agreement, which shall include, without limitation, the right to audit for compliance with the terms of this Agreement and to inspect the Products and Facilities.

6.	Restrictive Covenants.

6.1 Reserved.

7.	Supplier Employees; Subcontracting.

7.1 Supplier Employees. Supplier will retain the sole right to direct the daily work activity of its employees. Supplier must comply with all applicable Laws in its employee management and supervision, including the United States Immigration and Nationality Act. Supplier will cause that each Person engaged in the Manufacture of the Product or provision of Fulfillment Services has sufficient education, training and experience to enable such Person to perform the assigned functions.

7.2 Subcontracting. Supplier will not subcontract any of its obligations under this Agreement to another Person, including any of Supplier’s and/or its Affiliates’ respective contractors, subcontractors, agents, and/or representatives, and/or their respective third party manufacturers or suppliers (each of the foregoing, a “Subcontractor”), without BioStem’s express, prior written approval. Notwithstanding the foregoing, Supplier may use Subcontractors that Supplier currently uses as of the Effective Date in the ordinary course of business without prior written approval, and if Supplier seeks to change a Subcontractor that directly impacts the Product or the Manufacturing of the Product, then Supplier shall seek prior written approval from BioStem (not to be unreasonably withheld, conditioned, or delayed). More specific terms and conditions concerning approval of Subcontractors may be set forth in the Quality Agreement, and in the event of any conflict between the Subcontractor terms set forth in the Quality Agreement and this Agreement, the Quality Agreement shall control. Supplier is responsible for ensuring that each approved Subcontractor complies with the applicable terms of this Agreement, including the confidentiality terms herein. Supplier shall be responsible for all acts or omissions of each Subcontractor in connection with such Subcontractor’s performance of any of Supplier’s obligations under this Agreement.

7.3 Warranties. Neither Supplier nor any Supplier Representative will take any action or fail to take any action, that Supplier or Supplier Representative knew or reasonably should have known could release, void, impair or waive any warranties or guarantees on any Product (or components thereof) or Fulfillment Services described in this Agreement.

7.4 Insurance. At its sole expense, Supplier will maintain (and cause its Subcontractors to maintain) throughout the Term insurance from carriers rated A-/VII or better, including at minimum: Commercial General Liability of $2,000,000 per occurrence and $4,000,000 in the aggregate; Automobile Liability (owned, hired, non-owned) of $1,000,000; Workers’ Compensation as required by law with Employers’ Liability of $1,000,000; and Umbrella/Excess Liability of $5,000,000. Supplier will also maintain Professional Liability and Cyber Liability, each at not less than $5,000,000. Coverage will name BioStem and its affiliates as additional insureds on a primary and non-contributory basis (including products/completed operations), include waivers of subrogation where available, and require thirty (30) days’ prior notice of cancellation (ten (10) days for non-payment). Upon BioStem’s reasonable request, Supplier shall provide certificates of insurance coverage and excerpts of policy language (in the form of endorsements and/or main policy forms) effectuating additional insured status and waivers of subrogation in favor of BioStem consistent with Supplier’s insurance obligations under this Section 7.4. In the event of a Third Party claim against BioStem related to the subject matter of this Agreement, upon BioStem’s reasonable request, Supplier shall provide to BioStem a copy (subject to reasonably necessary redaction of any confidential and/or proprietary information and/or information unrelated to any such claim) of any insurance policy maintained by Supplier under which BioStem is an additional insured. The minimum limits required by this Section 7.4 shall not limit Supplier’s liability under this Agreement and shall not reduce, eliminate or otherwise impact the limits of liability and/or scope of coverage afforded to Supplier by any policy of insurance.

8.	Regulatory Matters; Product Issues.

8.1 Regulatory Interactions. Regulatory matters related to the Products and other Product issues shall be handled in accordance with the Quality Agreement. In no event shall Supplier have any obligation or liability under this Agreement or the Quality Agreement with respect to products related to the Excluded Business (as defined in the APA).

8.2	Product Returns.

8.2.1 Nonconforming Product Received by BioStem from Supplier. Any Product returned by BioStem or a BioStem customer for failure to conform to the Specifications shall be returned to Supplier’s Facility for inspection, unless the Parties otherwise agree in writing. Upon Supplier’s receipt of such returned Product, Supplier shall inspect it, and upon confirmation of non-conformity, Supplier shall promptly reimburse BioStem for the Fee that BioStem paid to purchase the Product and any related Fulfillment Services, and for BioStem’s reasonable, documented out-of-pocket expenses for retrieval, transportation, and destruction of such returned Product.

8.2.2	BioStem Customer Returns.

8.2.2.1 As between the Parties, BioStem will manage communications with its customers regarding returns of Product in the ordinary course, unless the Parties otherwise agree in writing.

8.2.2.2 Supplier acknowledges that BioStem has the authority to approve all Product returns made by a BioStem customer through a return authorization form or similar written form.

8.2.2.3 BioStem’s then-current customer return goods policy for the Product(s) will govern the return of Product by BioStem’s customers. As of the Effective Date and until BioStem provides written notice to Supplier otherwise, BioStem has adopted Supplier’s existing customer return goods policy for the Products. BioStem may, in its sole discretion, change BioStem’s return policy at any time. To the extent BioStem’s customer return goods policy for the Product(s) impacts any services being provided under this Agreement, BioStem shall provide Supplier a written copy of its updated policy. In no event will the terms of BioStem’s return goods policy impose additional financial obligations or liabilities on Supplier.

9.	Intellectual Property; Licenses.

9.1 License Agreement. On or prior to the Effective Date, the Parties have entered into that certain Intellectual Property License Agreement (the “License Agreement”) pursuant to which each Party is granting to the other Party certain rights to Intellectual Property Rights as necessary to perform its obligations hereunder. In no event shall this Agreement alter, expand, limit, or extinguish a Party’s rights or limitations under the License Agreement or the APA with respect to Intellectual Property Rights.

9.2 Retained Intellectual Property Rights. Except as set forth in Section 10, the Parties agree that this Agreement does not transfer, assign, license or otherwise grant to a Party with respect to Intellectual Property Rights controlled by a Party outside of this Agreement unless otherwise set forth in the License Agreement, APA, or Statement of Work. BioStem shall own Specifications to the extent created or developed at BioStem’s direction and provided to Supplier hereunder, including the Initial Changes (collectively, the “BioStem Materials”). Supplier retains a limited, non-exclusive, non-transferable and non-sublicensable (in each case, except as otherwise permitted by this Agreement) license to use the BioStem Materials solely to perform its obligations under this Agreement during the Term. Prior to a Tech Transfer, Supplier’s pre-existing Know-How and Intellectual Property Rights and any and all Specifications created by Supplier remain Supplier’s Intellectual Property Rights. For clarity, the existence and use of the BioStem Materials in connection with any Products supplied under this Agreement shall not affect, decrease, or otherwise be used to circumvent the Royalty Payments (as defined in the APA) owed by BioStem or any amounts payable under the Tech Transfer.

10.	Trademark Usage.

10.1 License to Use Trademarks. BioStem hereby grants to Supplier a limited, non-exclusive, non-transferable, non-sublicensable license during the Term to use the Trademarks of BioStem (the “BioStem Trademarks”), with all goodwill accruing solely to BioStem, solely in connection with the Manufacturing of the Products and performing the Fulfillment Services in accordance with this Agreement. Any other use, including advertising, promotion or public relations, requires BioStem’s prior written approval. For avoidance of doubt, during the Term of this Agreement and in connection with the Manufacture, labeling, packaging, distribution, and sale of the Products contemplated hereby, BioStem is authorized to sell Products bearing Supplier’s name or Trademarks to the extent permitted under the APA and the License Agreement.

10.2 Form and Manner of Use. All use of the BioStem Trademarks by Supplier permitted in this Agreement will be in a form and manner consistent with BioStem’s brand guidelines (as provided to Supplier in advance and in writing and updated from time to time). Supplier shall promptly correct any use that BioStem reasonably determines to be inconsistent with such guidelines.

10.3 Approval Rights. Except for the uses permitted in this Section 10, each Party must obtain the other Party’s prior written approval for any new use of the other Party’s Trademarks, including but not limited to promotional content, advertising, or press releases.

10.4 Ownership of Trademarks; Infringement. Each Party retains all right, title and interest in and to its respective Trademarks, and nothing in this Agreement will confer any right of ownership in the Party’s Trademarks to the other Party. All goodwill arising from use of a Party’s Trademarks expressly permitted by this Agreement by the other Party will inure solely to the benefit of the licensor Party. Except as expressly set forth in this Agreement, neither Party grants to the other any rights, title, or interest in or to its Trademarks or to its intellectual property, whether by implication, estoppel, or otherwise. All Intellectual Property Rights not expressly granted under this Agreement are hereby reserved by the respective Party. Each Party will have the sole right to enforce its rights in its Trademarks.

10.5 Termination of Trademark License. Upon termination or expiration of this Agreement for any reason, Supplier will immediately cease all use of the BioStem Trademarks and shall not adopt, use, apply to register, or register any marks that are confusingly similar to the BioStem Trademarks or to any Trademarks assigned to BioStem under the APA; provided, however, that nothing in this Section 10.5 prohibits any use of the Licensor Marks or other marks expressly permitted under, and in accordance with, the License Agreement.

11.	Payments.

11.1 Payments for Products and Fulfillment Services. BioStem will pay to Supplier the Fees for each individual unit of the Product purchased by BioStem under this Agreement as set forth on the Product List set forth on Exhibit C, and for Fulfillment Services as set forth on Exhibit D. The Fees set forth on the Product List are firm and fixed and not subject to increase for the first twelve (12) months following the Effective Date (the “Initial Lock Period”), except to the extent the Parties mutually agree on any changes to the Specifications, following the Initial Changes, as implemented through a written Change Order. The specified Fees will be the complete and all-inclusive price for such Product, including any and all costs for packaging, labeling and shipping materials, all handling, overhead, insurance prior to delivery, and any surcharges or pass-throughs (including fuel or energy surcharges), and any and all costs or expenses incurred by Supplier in connection with the performance of all of its obligations under this Agreement.

11.2 Fee Review. The Fee for Products and Fees for Fulfillment Services may be reviewed by the Parties only after the Initial Lock Period and thereafter no more than once in any rolling twelve (12)-month period, beginning on or after the date that the Initial Lock Period ends. Any increase or decrease to the Fee for a Product or Fulfillment Services made by Supplier must be based on documented and demonstrable factors such as material costs, labor costs, and Specification changes, and any increase will not be greater than five percent (5%) of the prior year’s Fee. The Parties will place any such proposed adjustments on the agenda for their monthly governance meetings and discuss them in good faith. Supplier will present the reasonable supporting documentation at such meetings. Notwithstanding anything to the contrary in this Agreement, Supplier may only increase Fees under this Section 11.2 (subject to the increase cap amount set forth above) by providing no less than one hundred and eighty (180) calendar days’ written notice to BioStem. In addition, and notwithstanding the foregoing, BioStem shall have the right to add any future Catalyze Product with FDA 510(k) Clearance (as each term is defined by the APA) to Exhibit C of this Agreement, provided that BioStem has paid Supplier the Clearance Payment (as defined by the APA) in accordance with the requirements set out in the APA. Upon BioStem’s election to add such Product to this Agreement by exercising such rights, Exhibit C shall also be amended by a signed writing of the Parties setting forth the Fee(s) for such Product as determined consistent with this Section 11.2. The Fee for Manufacturing such Catalyze Product will not exceed the Cost of Manufacturing (as defined below) plus [***]. The “Cost of Manufacturing” shall mean Supplier’s standard inventory costing methodology, which includes labor costs, raw materials and components costs, and overhead costs related to the Manufacturing of such Product (such as depreciation, utilities, environmental, health, and safety) and excluding, for avoidance of doubt, general administrative overhead unrelated to the Manufacturing of such Product, sales and marketing expenses (except as related to promotional costs related to Supplier’s tissue donation program), and research and development costs. For the avoidance of doubt, the Fee for the Catalyze Product shall also be subject to the same Fee adjustment provisions as set forth in Sections 11.1 and 11.2; provided, however, the Initial Lock Period for the Catalyze Product shall begin on the date Supplier first delivers the Catalyze Product to BioStem’s designated Distribution Point pursuant to a Purchase Order for the Catalyze Product and continue for twelve (12) months following such date.

11.2.1 Impact on Additional Lot Testing. To the extent additional lot release testing or any additional regulatory requirement is incorporated into the Specifications, any Supplier request for a Fee adjustment must be supported by documented and demonstrable cost impacts attributable to such Specification change and will be reviewed under this Section 11.2.

11.3 Payment Disputes. BioStem, without liability to Supplier, may, to the greatest extent permitted by Law, withhold any payment without penalty to BioStem for any disputed amounts payable to Supplier or any Supplier Representative under this Agreement. BioStem shall have sixty (60) days from its receipt of an invoice to provide written notice to Supplier of a disputed invoice. Any notice of dispute must be made by BioStem in good faith. If BioStem does not provide notice within the sixty (60) day period, then BioStem shall have no right (absent a claim of fraud) to dispute such invoice and must promptly pay Supplier all amounts due pursuant to the applicable invoice. The Parties will use commercially reasonable efforts to resolve any payment disputes within sixty (60) days of BioStem’s notice of dispute, including escalation of such payment dispute to the chief executive officers of each Party as appropriate. To the extent Supplier collects any fees or amounts from an end customer on behalf of BioStem, Supplier shall have the right to offset the amount of the payment remitted to BioStem against any undisputed Fees owed by BioStem to Supplier in accordance with this Agreement.

11.4 Financial Position. If, at any time within a twelve (12) month period during the Term, BioStem fails to timely pay its undisputed invoices when due by more than fifteen (15) calendar days on more than two (2) occasions, then Supplier may require that BioStem pay for any Purchase Order or Fulfillment Order in advance by cash payment or require BioStem to provide other assurances for the payment of Products ordered hereunder until such time as BioStem substantiates its creditworthiness to Supplier.

11.5	Taxes.

11.5.1 Obligation to Pay. United States’ federal, state and local sales, use, value added, excise, transfer or other similar taxes, which arise out of the Manufacture of any Products or Fulfillment Services to BioStem under this Agreement (collectively, “Taxes”) are not built into Supplier’s rates and will be charged or assessed to, and paid by, BioStem, as applicable. Upon BioStem’s request, Supplier will provide to BioStem a sample invoice to illustrate the Taxes that will be charged on a typical invoice. Supplier will identify on a separate line item on each invoice the Taxes due on any service or Products supplied by Supplier that relate to such invoice, and BioStem will pay such Taxes in accordance with the payment terms applicable to such invoice. Supplier will remit any Taxes paid by BioStem to the applicable Governmental Authority in accordance with applicable Law. Supplier will be responsible and liable for any Taxes or liabilities to the extent attributable to Supplier’s failure to timely and accurately pay Taxes to any applicable Governmental Authority on its behalf or on behalf of BioStem (including collecting or remitting Taxes based on the final destinations(s) where all Products supplied pursuant to this Agreement are received and benefit is used (unless BioStem provides a resale certificate and/or direct pay permit)), and/or to file any return, form or information statement that may be required to be filed by or with any Governmental Authority. For purposes of clarification, (a) Taxes based upon Supplier’s gross or net income, (b) payroll taxes and similar taxes imposed upon Supplier or Supplier’s employees, and/or (c) taxes, duties, charges, penalties, interest and other such costs or expense not otherwise coming under the definition of Taxes (e.g., taxes imposed by jurisdictions outside of the United States of America), as well as any tariffs or similar surcharges on materials or components used to Manufacture the Product or provide the Fulfillment Services, will not be reflected in such invoices, as such taxes, costs and expenses are the sole responsibility and liability of Supplier and are intended to be omitted from such calculation (collectively, “Other Items”). Supplier will defend, indemnify and hold harmless the BioStem Entities from and against any Damages incurred by BioStem Entities to the extent arising from any (i) Taxes paid or incurred by Supplier that are assessed against, collected from, or required to be withheld or remitted by a BioStem Entity, in each case, by a Governmental Authority, or Supplier’s failure timely and accurately to invoice, collect, remit or report any Taxes and/or make any applicable filing with any Governmental Authority, and/or (ii) Other Items.

11.5.2 Cooperation. Supplier will promptly pay BioStem any refund or credit of any Tax which was previously paid by BioStem to Supplier.

12.	Representations and Warranties.

12.1 General. Each Party represents, warrants and covenants to the other Party that: (a) it has taken all action necessary to authorize it to enter into and perform this Agreement (and will have taken all action necessary to authorize it to enter into and perform any Purchase Order, Fulfillment Order, Statement of Work, and/or Quality Agreement between the Parties to be executed in performance of this Agreement); (b) the signatory for such Party has full right, power and authority to bind such Party to all of the terms and conditions of this Agreement (and to any Purchase Order, Fulfillment Order, Statement of Work, and Quality Agreement ); and (c) this Agreement (and any Purchase Order, Fulfillment Order, Statement of Work, and Quality Agreement) does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate in any material respect any applicable Laws of any Governmental Authority that has jurisdiction over such Party.

12.2 Supplier Representations, Warranties and Additional Covenants. Supplier represents, warrants, and covenants to BioStem that:

12.2.1 All Product(s) supplied will be: (a) provided in conformance with applicable Specifications and the Quality Agreement; and (b) Manufactured in compliance with all applicable Laws.

12.2.2 Each unit of Product delivered pursuant to a Purchase Order will, at the time of delivery, have not less than twelve (12) months of remaining shelf life prior to expiration, as determined under the Specifications and applicable Law, unless BioStem expressly agrees in writing in the applicable Purchase Order or otherwise agrees to accept a shorter-dated Product for that shipment.

12.2.3 Supplier, including with respect to any Supplier Representatives it engages hereunder, will perform its obligations hereunder in: (a) a timely, competent, and workmanlike manner consistent with the industry standards generally applicable to this Agreement; and (b) material compliance with the Quality System Regulation (“QSR”) with respect to the Catalyze Product only, current Good Manufacturing Practices (“cGMP”), current Good Tissue Practices (“cGTP”), Good Clinical Practices (“GCP”), the Standards for Tissue Banking and all other guidance issued by the American Association of Tissue Banks® (“AATB”), and/or Good Laboratory Practices (“GLP”), as applicable.

12.2.4 The ownership and operation of the Facility will be in compliance with all applicable Laws and any further Manufacturing, quality, or other standards agreed in writing by the Parties.

12.3 No Implied Representations or Warranties. OTHER THAN AS EXPRESSLY SET FORTH IN THIS SECTION 12 OR ELSEWHERE IN THIS AGREEMENT, NEITHER PARTY MAKES OR GIVES ANY REPRESENTATIONS OR WARRANTIES UNDER OR RELATING TO THE PRODUCTS, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHATSOEVER, AND EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; WARRANTIES OF SAFETY OR ACCURACY; AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE. WITHOUT LIMITING THE FOREGOING, SUPPLIER SHALL NOT BE RESPONSIBLE FOR THE CONTENTS OF THE SPECIFICATIONS OR THE COMPLETENESS OR ACCURACY THEREOF, AND SUPPLIER DOES NOT WARRANT THAT ANY PRODUCT, INCLUDING ANY PRODUCT MANUFACTURED USING THE SPECIFICATIONS, WOULD BE OR COULD BE CLEARED, APPROVED OR LICENSED FOR ANY USE, CLINICAL OR OTHERWISE.

13.	Term and Termination.

13.1 Term. The term of this Agreement will commence on the Effective Date for the period set forth on the Cover Page (the “Initial Term”), unless terminated earlier in accordance with this Agreement. After the Initial Term, this Agreement will renew automatically for successive additional periods of one (1) year (each, a “Renewal Term”) unless (i) BioStem gives written notice to Supplier of termination at least one hundred eighty (180) calendar days prior to the applicable anniversary of the Effective Date, or (ii) following the event of a Tech Transfer of all Products under the APA, Supplier gives written notice to BioStem of termination at least three hundred and sixty-five (365) calendar days prior to the applicable anniversary date. The Initial Term plus any and all Renewal Terms (if any) and any and all Transition Assistance Periods (if any), shall be referred to as the “Term”. BioStem may terminate Fulfillment Services (but not current Fulfillment Orders in process) for any reason or no reason upon ninety (90) calendar days’ written notice to Supplier. Unless otherwise agreed in writing by the Parties, such termination of Fulfillment Services will result in the removal of Exhibit D of this Agreement and the related Fulfillment Services obligations herein, and Risk Of Loss will transfer upon Supplier’s tender of finished goods to BioStem’s designated carrier as further described in Section 3.

13.2 Termination for Cause. Either Party may terminate this Agreement in its entirety (or on a Product-by-Product basis, as to the affected Product(s)) immediately upon written notice to the other Party if such Party: (a) breaches any material provision of this Agreement and fails to cure the breach within thirty (30) calendar days of receiving notice from the non-breaching Party of such breach; (b) becomes insolvent or is unable to pay its debts as they become due in the ordinary course of business; (c) makes a general assignment for the benefit of creditors; (d) commences or becomes subject to any case, proceeding, or other actions under any bankruptcy, insolvency, or similar law for the relief of debtors, or for the appointment of a receiver, trustee, custodian, or similar officer for such Party or for all or substantially all of its assets, and such proceeding is not dismissed within sixty (60) days; or (e) takes any corporate or other action to authorize any of the foregoing. Termination under this Section 13.2 will be without prejudice to any other rights or remedies available to the terminating Party under this Agreement or at Law or in equity.

13.3	Effect of Termination.

13.3.1 Removal of a Product Upon Tech Transfer. Upon completion of a Tech Transfer of a Product under the APA (or as otherwise expressly permitted in this Agreement in Section 1.7.2 or this Section 13.3), BioStem may remove the affected Product from this Agreement, in whole or in part, by written notice to Supplier, and Supplier’s exclusive right to Manufacture the Product as set forth in Section 1.1 of this Agreement shall cease to apply to such removed Product. The Parties will promptly update Exhibit C to reflect such removal. This Agreement remains in full force and effect as to all other Products.

13.3.2 Termination of the Agreement/Removal of a Product Prior to the 12-Month Anniversary of the Effective Date. In the event of (a) a for-cause notice of termination under Section 13.2 or (b) a termination by BioStem pursuant to Section 16.1 that as to (a) or (b) occurs prior to the 12-month anniversary of the Effective Date, BioStem shall have the right upon the provision or receipt of such written notice to require a Tech Transfer of the affected Product(s) consistent with the terms and Tech Transfer fee of the APA, even if such request for a Tech Transfer by BioStem occurs prior to the 12-month anniversary of the Effective Date. Further, the Parties agree that without limiting the modification of Tech Transfer rights as set forth in Section 1.7.2, BioStem shall have the ability to request Tech Transfer, subject at all times to a written, separate agreement executed between the Parties, as it relates to any Catalyze Product with FDA 510(k) Clearance for which BioStem has paid Supplier the Clearance Payment (as defined by the APA), even if this Agreement terminates prior to BioStem having paid Supplier the Clearance Payment.

13.3.3 Transition Assistance. Commencing one hundred and eighty (180) calendar days prior to the effective date of termination of this Agreement, or on such date as BioStem may request in the event it has provided notice of termination of this Agreement, and continuing for a period elected by BioStem (but not to exceed twelve (12) months after the effective date of termination) (the “Transition Assistance Period”), Supplier will continue to perform Fulfillment Services and such other transition assistance reasonably requested by BioStem (collectively, the “Transition Assistance Services”) to allow Fulfillment Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the Manufacturing and Fulfillment Services to BioStem or its third-party designee. For clarity, in no event shall the Transition Assistance Services involve Supplier providing any Manufacturing of Products after the effective date of the termination of the Agreement or impose any additional Tech Transfer obligations on Supplier beyond the Tech Transfer obligations required under the APA or as otherwise expressly stated in this Agreement in Section 1.7.2. BioStem will pay only those Fees for the Transition Assistance Services to the extent any Fees are payable under this Agreement. Notwithstanding the foregoing, to the extent termination of this Agreement is due to BioStem’s uncured material breach of this Agreement, including its undisputed payment obligations hereunder, Supplier shall only be obligated to provide Transition Assistance Services beyond the termination effective date of this Agreement once BioStem has become current in paying its undisputed and outstanding invoices due Supplier; provided, however, in any event, Supplier shall reasonably assist BioStem in the return of any Product fully paid by BioStem that is held by Supplier on behalf BioStem as of the effective date of termination to BioStem or BioStem’s designee. Unless otherwise mutually agreed in writing by the Parties, Manufacturing of Product shall cease as of the effective date of the termination.

13.3.4 Payment. In the event of termination of this Agreement, BioStem will be obligated to pay Supplier within [***] of its receipt of a complete and accurate invoice following the effective date of termination, Fees for the Products and/or Fees for Fulfillment Services actually delivered by Supplier through the effective date of expiration or termination. In the event of a termination of this Agreement for a default by Supplier hereunder, BioStem will be obligated to pay Supplier after receipt of a complete and accurate invoice therefor following the effective date of termination, Fees for the Products and/or Fulfillment Services actually delivered by Supplier on or before the effective date of termination that are in conformance with this Agreement, including the Specifications.

13.3.5 Survival. All applicable provisions of this Agreement will survive an expiration or termination of this Agreement during the Transition Assistance Period. Notwithstanding any other terms of the Agreement, thereafter, all terms which by their nature should survive, including the terms under Sections 1.4 (Manufacturing), 4 (Inspection, Testing, and Rejection of Product) (where the Inspection Period or discovery of the Latent Defect extends past expiration or termination of this Agreement), 9 (Intellectual Property; Licenses), 10.5 (Termination of Trademark License), 11 (Payments), 12 (Representations and Warranties), 13.3 (Effect of Expiration or Termination), 14 (Confidentiality), 15 (Indemnification; Limitations of Liability), 16 (Miscellaneous), and 17 (Definitions) of this Exhibit A, and any terms under any SOW and/or the Quality Agreement indicated as surviving, will survive the expiration or termination of this Agreement for any reason and will remain in full force and effect according to their terms.

14.	Confidentiality.

14.1 Definition of Confidential Information. “Confidential Information” means any technical and non-technical information belonging to one Party (the “Disclosing Party”) and disclosed to, received by, or acquired by the other Party (the “Receiving Party”), including any scientific or technical information, test results, clinical trial protocols, clinical data and analysis, other design, process, procedure, formula, data, software programs and source documents, and information relating to the Disclosing Party’s financial affairs, products, potential future products, processes, services, customers, customer lists, business plans, marketing plans or analyses, employees, employee compensation, research, development, inventions, discoveries, non-published patent applications, works of authorship, manufacturing, engineering, purchasing, accounting, distribution, and marketing, and information that any third party or any Affiliate of a Party has disclosed to the Disclosing Party in confidence and that the Disclosing Party is permitted to disclose to the Receiving Party under the terms and conditions of this Agreement.

14.2 Nondisclosure and Nonuse Obligations. The Receiving Party will not (a) use any Confidential Information of the Disclosing Party except to the extent necessary to perform Receiving Party’s obligations under this Agreement, nor (b) disseminate or in any way disclose any Confidential Information of the Disclosing Party to any Person, except as such disclosure is expressly permitted in this Agreement. The Receiving Party will treat all of the Disclosing Party’s Confidential Information with the same degree of care as the Receiving Party accords to the Receiving Party’s own Confidential Information, but not less than reasonable care. The Receiving Party will immediately give notice to the Disclosing Party of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. The Receiving Party will reasonably assist the Disclosing Party in remedying the unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

14.3 Exclusions from Nondisclosure and Nonuse Obligations. The Receiving Party’s confidentiality and nondisclosure obligations will not apply to any of the Disclosing Party’s Confidential Information that the Receiving Party can document: (a) was generally available to or known by the public through no fault of the Receiving Party; or (b) was lawfully acquired by the Receiving Party from and after the Effective Date from sources which are not known by such Person to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

14.4 Permitted Disclosure. The Receiving Party may disclose the Disclosing Party’s Confidential Information, including materials containing or embodying such Confidential Information, as required by applicable Law; provided, however, that before such legally required disclosure, the Receiving Party will (a) give prompt notice of such required disclosure to the Disclosing Party, (b) make a reasonable effort to obtain a protective order or similar confidential treatment requiring that the Disclosing Party’s Confidential Information be used only for the limited purposes for which disclosure is legally required, and (c) take reasonable steps to allow the Disclosing Party to protect the confidentiality of the information required to be disclosed. In the event of a disclosure of the Disclosing Party’s Confidential Information that is required by Law, the Receiving Party will only disclose that information required by Law to be disclosed, and will continue to treat such information as the Disclosing Party’s Confidential Information for all other purposes and subject to the other terms and conditions of this Agreement.

14.5 Return of Confidential Information. As soon as practicable, but in no event more than thirty (30) days following the receipt of a written request from the Disclosing Party, the Receiving Party will destroy or deliver to the Disclosing Party, as directed by the Disclosing Party, all materials containing or embodying the Disclosing Party’s Confidential Information, including without limitation materials in tangible and/or electronic format.

15.	Indemnification; Limitations of Liability.

15.1 Supplier Indemnification. Supplier will indemnify, defend, and hold harmless the BioStem Entities from and against any and all Damages and Actions of any kind and nature whatsoever brought by a Third Party arising out of or related to: (a) violation of applicable Laws by Supplier or any Supplier Representative in performing under this Agreement; (b) any allegation that Supplier’s (including any Supplier Representatives’) performance of the Fulfillment Services or Manufacture of the Products Infringes any Intellectual Property Right of any third party, except to the extent such Infringement is inherent in, and made specific under the terms of, the Specifications as delivered by BioStem to Supplier; (c) the failure of the Product provided hereunder to conform, at the time delivered to BioStem as provided hereunder, to the Specifications or to be Manufactured in compliance with the Specifications, applicable Laws, including but not limited to applicable GMPs (as applicable to the Catalyze Product), the Quality Agreement, and the terms of this Agreement; (d) breach of this Agreement; (e) the gross negligence or willful misconduct of Supplier or its Affiliates or Supplier Representatives in performing any obligations under this Agreement; and (f) any misbranding or adulteration of the Product supplied hereunder while in Supplier’s possession or control. Supplier shall have no indemnification obligation for any activities involving branding, trademarks, or intellectual property for which Supplier was not responsible or did not control, including Actions arising out of the changes to the Product labeling, marketing, and branding following the Initial Changes.

15.2 BioStem Indemnification. BioStem will indemnify, defend, and hold harmless Supplier from and against any and all Damages and Actions of any kind and nature whatsoever brought by a Third Party arising out of or related to: (a) BioStem’s labeling, marketing and commercialization of any Product (including, without limitation, as to the Product’s use, promotion, marketing, distribution, handling, storage, sale, offer for sale, or other disposition of the Product by BioStem), provided that BioStem shall have no indemnification obligation for any activities involving prior branding, trademarks or intellectual property for which BioStem was not responsible or did not control, including Actions arising out of the Product labeling, marketing and branding prior to the Initial Changes; (b) violation of applicable Laws by BioStem or any BioStem Entities in performing under this Agreement; and (c) the gross negligence or willful misconduct of BioStem or any BioStem Entities.

15.3 Indemnification Procedure. The indemnified Party will, upon becoming aware of any Damages or Action for which it seeks to be reimbursed, indemnified, defended, and held harmless as permitted by Section 15 (each, an “Indemnifiable Claim”), promptly notify the indemnifying Party in writing thereof as soon as practicable and in any event within twenty (20) business days of actual knowledge thereof; provided, however, that failure to provide such prompt written notice will not alter the indemnifying Party’s obligations under this Agreement, except to the extent the indemnifying Party forfeits rights or defenses by reason of such failure to provide timely notice. The indemnifying Party will assume and conduct the defense of any Indemnifiable Claim, and the indemnified Party will have the right, but not the obligation, to participate jointly with the indemnifying Party in its defense, settlement or other disposition thereof, and to approve any and all offers of settlement or settlements prior to the indemnifying Party making or entering into a settlement, such approval not to be unreasonably withheld, delayed or conditioned.

15.4	Limitation of Liability.

15.4.1 Direct Damages Cap. SUBJECT TO SECTION 15.4.2 AND NOTWITHSTANDING ANYTHING TO THE CONTRARY OTHERWISE CONTAINED HEREIN, THE TOTAL AND AGGREGATE LIABILITY OF EACH PARTY (AND ITS AFFILIATES) ARISING OUT OF, OR OTHERWISE IN CONNECTION WITH, THIS AGREEMENT (INCLUDING BREACH OF CONTRACT, TORT, INDEMNITY OR OTHERWISE) SHALL NOT EXCEED THE AGGREGATE AMOUNTS PAID BY BIOSTEM TO SUPPLIER UNDER THE AGREEMENT IN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE WHICH THE APPLICABLE CLAIM IS MADE. IF THIS AGREEMENT HAS BEEN IN EFFECT FOR FEWER THAN TWELVE (12) MONTHS AS OF THE DATE THE APPLICABLE CLAIM IS MADE, THEN FOR PURPOSES OF THE PRECEDING SENTENCE, THE AGGREGATE AMOUNTS PAID OR PAYABLE FOR PURPOSES OF THIS SECTION SHALL BE CALCULATED AS THE AVERAGE MONTHLY AMOUNTS PAID OR PAYABLE DURING THE PERIOD THE AGREEMENT HAS BEEN IN EFFECT, MULTIPLIED BY TWELVE (12), WITH (FOR THE AVOIDANCE OF DOUBT) THE AMOUNT OF THE INITIAL PURCHASE ORDER PLACED BY BIOSTEM TO PURCHASE PRODUCT INCLUDED AS PART OF SUCH AVERAGE MONTHLY CALCULATION. FOR THE AVOIDANCE OF DOUBT, THE LIMIT OF LIABILITY PROVIDED FOR IN THE PRECEDING TWO SENTENCES IS NOT INTENDED, NOR SHALL IT BE CONSTRUED, TO REDUCE, ELIMINATE, OR OTHERWISE IMPACT A PARTY’S RIGHTS AS AN ADDITIONAL INSURED AFFORDED TO A PARTY PURSUANT TO THIS AGREEMENT.

15.4.2 Exclusions. Section 15.4.1 will not apply to the extent prohibited or limited by applicable Law and will not apply in connection with: (a) Damages and Actions brought by a Third Party which are subject to indemnification under Section 15.1(c) to the extent such Damages or Actions arise from a Product Liability Claim; (b) a Party’s breaches of Section 14 (Confidentiality); or (c) a Party’s gross negligence, willful misconduct, or fraud. “Product Liability Claim” means an Action brought by a Third Party seeking recovery for bodily injury or death of a natural person, or physical damage to tangible personal property, together with derivative or representative claims (e.g., loss of consortium, wrongful death, or contribution).

15.5	Waiver of Certain Damages.

15.5.1 Waiver. SUBJECT TO SECTION 15.5.2, IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, AND OTHERWISE, FOR ANY EXEMPLARY, SPECIAL, ENHANCED, OR PUNITIVE DAMAGES REGARDLESS OF WHETHER THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES OR SUCH LOSSES OR DAMAGES WERE OTHERWISE FORESEEABLE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 15.5 MODIFIES OR ALTERS THE LIMITATION OF LIABILITY PROVISIONS SET FORTH IN SECTION 15.4.

15.5.2 Exclusions. The limitations in Section 15.5.1 shall not apply to the extent prohibited or limited by applicable Law and subject to Section 15.4, will not apply in connection with: (a) Third Party indemnification claims under Sections 15.1 or 15.2; (b) a Party’s breaches of Section 14 (Confidentiality); or (c) a Party’s gross negligence, willful misconduct, or fraud.

16.	Miscellaneous.

16.1 Force Majeure. Neither Party shall be liable to the other Party for nonperformance to the extent caused by a Force Majeure Event, and the Party affected by the Force Majeure Event shall be excused from the performance of such obligation to the extent such performance is prevented by the Force Majeure Event during the continuance of any such happening or event. This Agreement, in so far as it relates to such obligation, shall be deemed suspended so long as and to the extent that such cause delays the performance of any Force Majeure Event obligation. A “Force Majeure Event” is an unforeseeable event beyond the nonperforming Party’s reasonable control, including any act of God, act of any public enemy, natural disasters, war, terrorism, civil unrest, insurrection, strike, severe or adverse weather conditions, government action, explosion, environmental (i.e., microbial events), industrial or labor disturbances, lack of or shortage of power, disruptions in internet service, widespread utility/infrastructure outages, or any other causes beyond the unforeseeable, reasonable control of the affected Party. Force Majeure Events do not include failures of the Party’s Subcontractors, suppliers, hosting providers, or carriers (except for qualifying widespread outages as described above). The nonperforming Party shall provide prompt written notice (within five (5) days of awareness) describing the event, its impact, and mitigation steps. The nonperforming Party will use commercially reasonable efforts to mitigate and resume performance and continue all unaffected obligations hereunder. If a Force Majeure Event lasts more than thirty (30) consecutive days, or materially degrades the affected services, BioStem may terminate this Agreement upon written notice to Supplier, without liability, and BioStem shall receive a pro rata refund of prepaid Fees for the terminated services.

16.2 Governing Law; Waiver of Jury Trial. This Agreement, the rights of the Parties and all Actions between the Parties arising in whole or in part under or in connection herewith, will be exclusively governed by, construed and enforced in accordance with the Laws of the State of Delaware, without regards to its principles of conflicts of law. Each Party consents to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware, and waives any and all objects to such jurisdiction and venue. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY LEGAL DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL DISPUTE.

16.3 Assignment. Neither Party may assign or transfer this Agreement or any of its rights or duties under this Agreement without the prior written consent of the other Party, and any such attempt to transfer will be deemed null and void. Notwithstanding the foregoing, (a) BioStem will have the right to assign this Agreement, and/or any rights and/or obligations hereunder without Supplier’s consent to any of the BioStem Entities or an Affiliate of a Party; and (b) either Party will have the right to assign this Agreement, and/or any rights and/or obligations hereunder without the other Party’s consent (i) in connection with any merger, consolidation, reorganization, or sale of all or substantially all of its assets or any similar transaction, or (ii) to any Person that into which all or substantially all of its assets are transferred. BioStem’s consent to an assignment by Supplier under this Section 16.3 shall not be unreasonably withheld, conditioned or delayed. Either Party may collaterally assign its rights hereunder to any financial institution providing financing to such Party without the prior consent of the other Party. If a Party consents to any assignment or delegation by the other Party, then the other Party will cause that all such delegated Persons will be bound to all of the terms of this Agreement.

16.4 Notices. Any and all notice made, required, or given pursuant to this Agreement must be made in writing and sent via standard overnight courier, by email transmission (without receipt of a bounce back or similar auto-generated message), or delivered personally, and will be addressed as follows:

To BioStem:	Blue Tech Industries, Inc.
2836 Center Port Circle
Pompano Beach, FL 33064
Attn: Jason Matuszewski
Email: [***]

with a copy to King & Spalding LLP
110 N Wacker Drive
Suite 3800
Chicago, IL 60606
Attn: [***]
Email: [***]

To Supplier:	BioTissue Holdings Inc.
[***]
Attn: [***]
Email: [***]

with a copy to:
BioTissue Holdings Inc.
[***]
Attn: [***]
Email: [***]

and

[***]
Attention: [***]
Email: [***]

All such notices will be effective upon receipt or refusal thereof; provided, however, with respect to overnight courier, on the first business day following timely delivery to an overnight courier service and with respect to email transmissions, delivery is deemed to have occurred upon delivery (unless such email is bounced back or returned as undeliverable), and should a transmission be completed after regular business hours of the recipient of said transmission, such notice will be deemed to have been received on the next business day. Either Party may change its notice address by a notice given to the other Party in the manner provided for in this Section.

16.5 Non-Waiver. Any waiver of the terms and conditions hereof must be explicitly executed in writing by the duly authorized representative of the Party against whom this waiver is intended to apply. The waiver by either of the Parties of any breach of any provision hereof by the other will not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

16.6 Severability. Should any Section, or portion thereof, of this Agreement be held invalid by reason of any Law, the Parties hereby agree to submit to as similar a provision as possible that is valid, legal, and enforceable, but the other provisions of the Agreement will not otherwise be affected.

16.7 Independent Contractors. Neither Party will be construed in any manner whatsoever to be any employee, agent or partner of the other Party. This Agreement is an independent contract between BioStem and Supplier.

16.8 Remedies Non-Exclusive. Except where a given remedy set forth in this Agreement is expressly described as “exclusive” and/or “sole,” such remedy will not be deemed the exclusive or sole remedy available to a Party with respect to the breach or other basis for such remedy, and will not prejudice any other contractual, legal, equitable or other rights or remedies that may be available to a Party.

16.9 Entire Agreement; Modifications. No oral statements or conversations between the Parties or their representatives, whether the same will have been express or implied, occurring either before or after the execution of this Agreement associated with the subject matter hereto, will be construed as having any bearing or affect upon this Agreement or any portion hereof, it being understood that this Agreement (including any applicable Exhibits, Purchase Orders, the Quality Agreement and Statement(s) of Work) constitutes the entire agreement between BioStem and Supplier relating to the transactions contemplated hereby. This Agreement will supersede all prior offers, contracts, agreements and arrangements between the Parties related and/or associated with the subject matter hereto. This Agreement may not be modified or amended except by a written agreement signed by an authorized representative of each Party. Any modification of this Agreement will be effective only if it is in writing and signed by both Parties to this Agreement.

16.10 Order of Precedence; Drafting. The body of this Agreement and the various attachments and Exhibits hereto are meant to be read together in harmony; provided, however, that in case of any conflict, the following order of precedence will apply: (a) the body of this Agreement (except where an Exhibit expressly refers to and states that it supersedes the body of the Agreement, and solely to the extent of the conflict); (b) Quality Agreement; (c) SOWs; and (d) any Purchase Orders. The Parties acknowledge and confirm that they and/or their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by any one Party or counsel for any one Party. The Parties therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting Party will not be employed in the interpretation of this Agreement to favor any Party against another.

16.11 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but which together will constitute one and the same instrument. This Agreement may be executed by electronic signatures (which is deemed to be an original signature) and transmitted via email or facsimile.

16.12 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, indemnity or remedy of any nature whatsoever, under or by reason of this Agreement.

16.13 Form Documents Do Not Supersede Agreement. The Parties may use standard business forms or other communications, but use of such forms is for convenience only and does not alter the provisions of this Agreement. Neither Party will be bound by, and each specifically objects to, any provision that is different from or in addition to this Agreement (whether proffered verbally or in any Purchase Order, Fulfillment Order, quotation, invoice, shipping document, acceptance, confirmation, correspondence, or otherwise).

17.	Definitions.

“Action” means any lawsuits, arbitrations, mediations, administrative proceedings, regulatory proceedings, other adversarial proceedings, or another legal or equitable action, claim, suit or proceeding by any Person, including any audit or investigation brought by any Governmental Authority.

“Affiliate” means any Person which directly or indirectly controls, is controlled by or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” means, as to any Person, (a) direct or indirect ownership of fifty percent (50%) or more of the voting interests or other ownership interests in the Person in question (or such lesser percentage which is the maximum allowed to be owned by such Person in a particular jurisdiction); (b) direct or indirect ownership of 50% or more of the interest in the income of the Person in question; or (c) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the Person in question.

“APA” means that certain Asset Purchase Agreement entered into by the Parties on or prior to the Effective Date.

“BioStem Entities” means (a) BioStem; (b) BioStem’s Affiliates; (c) their respective agents, members, officers, directors, employees, representatives, of BioStem or a BioStem Affiliate; and (d) each of their respective successors and assigns.

“Change Order” means a writing that references the original Fulfillment Order, Purchase Order, or other ordering document as applicable and describes the deviation from such original order and the additional Fees required because of such deviation. A Change Order will become valid upon execution by both Parties.

“Change Order Quote” means a proposed Change Order that is not yet executed or finally agreed upon by the Parties.

“Damages” means, collectively, costs, liabilities, demands, damages, losses, injuries, restitution or other remedies at law or in equity, interest, and expenses (including attorneys’ fees, paralegals’ fees, experts’ fees, court costs and costs of investigation), in each case whether or not arising from an Action.

“Defect” or “Defective” means, on a Product-by-Product basis (as may be the case), either: (a) that such Product, or any component or aspect thereof, (i) does not conform to the Specifications, and/or otherwise fails to satisfy the representations, warranties and/or covenants of this Agreement; (ii) was not Manufactured in accordance with all applicable Laws or the terms of this Agreement; or (iii) has been determined by any Governmental Authority to be defective; or (b) that a service does not conform to the terms and conditions of the relevant Statement of Work or of this Agreement.

“Distribution Point” means the area within the Facility designated for the delivery and storage of Products for BioStem pursuant to a Purchase Order and Supplier will hold the inventory for subsequent Fulfillment Orders.

“Facility” means the Manufacturing, storage, testing (which may occur off-site at labs), distribution and/or other facility(ies) at which any and all of the Manufacturing of the Product(s) will be undertaken by Supplier (including any Supplier Representatives), which will be restricted to the facility(ies) located at 8305 NW 27th Street, Suite 101, Doral, FL 33122, United States (as may be updated pursuant to Section 1.2.2), or as otherwise defined in a SOW or the Quality Agreement, which facilities will comply with all applicable Laws.

“Facility/Supplier Authorizations” means all licenses, registrations, listings, permits, approvals, certificates, or other authorizations required under applicable Laws or by any Governmental Authority for (a) each Facility; (b) Supplier (including any Supplier Representatives); or (c) any Manufacturing activities at any Facility, and/or any Fulfillment Services to be performed by Supplier (including any Supplier Representatives) pursuant to this Agreement.

“Fee(s)” means the fees, costs, and expenses set forth in Exhibit C, Exhibit D or in an SOW or otherwise owed by BioStem in connection with this Agreement.

“Firm Window” means the first three (3) months of the Rolling Forecast (binding). “Flex Window” means months four (4) through twelve (12) (non-binding).

“Forecast” means BioStem’s good faith, nonbinding monthly estimate of anticipated Product purchases under both a Fulfillment Order and a Purchase Order.

“Fulfillment Order” means an order in the form and format mutually agreed upon by the Parties pursuant to which BioStem requests finished goods Products to be shipped to a BioStem end customer or designated location.

“Fulfillment Services” means the services outlined in Exhibit D related to the pick, pack, and shipment of Products identified in a Fulfillment Order for shipment to a BioStem end customer or designated location.

“GMP” or “GMPs” means the current good Manufacturing practices applicable to the Manufacture of the Product(s) pursuant to any official guidance documents or other applicable Laws issued by a Governmental Authority having jurisdiction over the Manufacture of any Product, as applicable, including the QSR and GTP.

“Governmental Authority” means any court, tribunal, arbitrator, arbitration forum, agency, legislative body, commission, department, bureau, official or other Person of (a) any government of any country, or (b) a federal, state, province, region, local, county, city or other political subdivision thereof, or (c) any supranational body, including the United Nations and including, without limitation, those authorities involved in regulating any aspect of the Manufacture, marketing, sale or distribution (including, without limitation, import and export) of the Product, and/or the provision of Fulfillment Services, or (d) private organizations whose standards are incorporated by reference and used for licensure by Governmental Authorities, including the AATB.

“Infringe” or “Infringement” means, with respect to any Intellectual Property Right, to infringe (directly, indirectly or through the doctrine of equivalents), misappropriate, dilute or otherwise violate such Intellectual Property Right.

“Intellectual Property Rights” means all rights under patent, Trademark, copyright and trade secret Laws, and any other intellectual property, Know-How, design rights, moral rights or proprietary rights recognized in any country or jurisdiction worldwide now or in the future, together with all rights of Action in relation to the Infringement of any of the foregoing.

“Know-How” means any data, results, materials, responses, technology and non-public information of any type whatsoever, including ideas, concepts, discoveries, developments, formulae, methods, processes, procedures, techniques, designs, plans, drawings, drafts, technical data, samples, inventions, works of authorship, prototypes and the composition of, apparatus, system, processes or method of Manufacture for or method of use of the Product.

“Latent Defects” means any Defect that cannot be readily discovered at the time of the Product’s delivery through the quality control and assurance procedures set forth in the Quality Agreement.

“Law” or “Laws” means the laws, statutes, rules, codes, regulations, orders, judgments and/or ordinances of a Governmental Authority including: (a) all laws of the jurisdiction where the Facility is located or where Manufacturing or other services pursuant to this Agreement are being provided; (b) GMPs; and (c) AATB standards.

“Lead Time” means the minimum Purchase Order to delivery time set in the applicable Purchase Order or SOW.

“Long-Lead Materials” means items with acquisition lead times exceeding the Lead Time or designated as such in the applicable SOW or Purchase Order.

“Manufacture,” “Manufacturing” or “Manufactured” means the performance of any and all activities related to the manufacturing and supply of the Product, including manufacturing, processing, assembly, labeling, quality control, storage, and in-process and finished Product testing.

“Person” means an individual, a partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization.

“Product(s)” has the meaning assigned on the cover page to this Agreement.

“Purchase Order” means an order for Products in the form and format mutually agreed upon by the Parties for the Manufacturing and delivery of finished goods Products to BioStem at BioStem’s designated Distribution Point.

“Quality Agreement” means the quality agreement entered into by the Parties and attached hereto as Exhibit B.

“Recall” means a recall, removal, Product withdrawal, field correction, recovery, or other related action.

“Risk Of Loss” means the inability for the Products to be sold or transported in interstate commerce due to, without limitation, theft, fire, damage, improper storage or Force Majeure Events. Risk Of Loss specifically excludes expired goods, quarantined or held Products due to quality holds or Governmental Authority actions.

“Rolling Forecast” means a monthly updated twelve (12) month Forecast.

“Specifications” means, on a Product-by-Product basis, the specifications for the Manufacture of the Product as established pursuant to the quality management system to be adhered to by Supplier in accordance with the Quality Agreement.

“Statement of Work” or “SOW” means any statement of work executed by the Parties. “Supplier Representatives” means (a) Supplier; (b) Supplier Affiliates; (c) the directors, officers, representatives, agents, employees and/or contractors of Supplier, including any of their respective Subcontractors; and (d) the directors, officers, employees, representatives, agents and/or contractors of any of the foregoing.

“Tech Transfer” shall have the meaning assigned in the APA.

“Tech Transfer Products” shall have the meaning assigned in the APA; provided, however, for the avoidance of doubt, shall include the Products listed in Exhibit C as of the Effective Date and, subject to Section 11.2 of this Agreement, any future Catalyze Product, provided that BioStem has paid Supplier the Clearance Payment (as defined by the APA) in accordance with the requirements set out in the APA. The Tech Transfer Products are subject at all times to the separate written agreement governing the Tech Transfer that is executed by both Parties.

“Third Party” means any person or entity other than the Parties or their respective Affiliates.

“Trademarks” means trademarks, trade names, service marks, logos, and other brand identifiers.

EXHIBIT B

Quality Agreement

[To be incorporated by reference once the Quality Agreement is fully executed]

EXHIBIT C

Product List and Transfer Pricing Fees

[***]

EXHIBIT D

Fulfillment Services and Fees

[***]